Exhibit 5.1

December 21, 2006

Encorium Group, Inc.

One Glenhardie Corporate Center, Suite 100

1275 Drummers Lane

Wayne, Pennsylvania 19087

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Encorium Group, Inc. (the “Company”) of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of 3,886,926 Shares of the Company’s outstanding common stock, $.001 par value (the “Shares”), to be offered by certain selling stockholders of the Company.

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws, as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 3,886,926 Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Wolf, Block, Schorr and Solis-Cohen